Amendment No. 5

to the

Agreement and Declaration of Trust

of

Advisers Investment Trust

The undersigned officer of Advisers Investment Trust, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on September 10, 2013, and are in full force and effect as of the date hereof:

RESOLVED, that pursuant to Section 7.3 of the Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of March 1, 2011 (“Declaration”), a separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the JOHCM Emerging Markets Opportunities Fund, the JOHCM International Select Fund, the JOHCM Global Equity Fund and the JOHCM International Small Cap Equity Fund (each a “Fund” and collectively, the “Funds”); and

FURTHER RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and it such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: Independent Franchise Partners US Equity Fund, Lion Global Investors AsiaPac Dividend Fund – Class A, Class C and Class I, Lion Global Investors Asian Credit High Yield Fund – Class A, Class C and Class I, Lion Global Investors Asian Local Currency Bond Fund – Class A, Class C and Class I, AIT Global Emerging Markets Opportunity Fund – Class A, Class C and Class I, JOHCM Emerging Markets Opportunities Fund – Institutional Shares, Class I and Class II, JOHCM International Select Fund –Class I and Class II, JOHCM Global Equity Fund – Institutional Shares, Class I and Class II, JOHCM International Small Cap Equity Fund – Institutional Shares, Class I and Class II. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

Dated: September 10, 2013	/s/ Dina A. Tantra
Dina A. Tantra, President
Advisers Investment Trust